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                                                                       Exhibit N


                         GUARANTEE AND PLEDGE AGREEMENT

                  GUARANTEE AND PLEDGE AGREEMENT, dated as of June 26, 2000 (the "Agreement"), by and between The Goldman Sachs Group, Inc., a Delaware corporation ("GS Inc."), on its behalf and on behalf of its subsidiaries and affiliates (collectively with GS Inc., and its and their predecessors and successors, the "Firm"), and, the corporation whose name appears at the end of this Agreement ("Pledgor").

                                    RECITALS

                  A. Covenants. Pledgor is wholly-owned by a former partner of GS Inc. (the "Shareholder"). In connection with the Shareholder's participation in the Amended and Restated Plan of Incorporation (the "Plan") of The Goldman Sachs Group, L.P., the Shareholder and GS Inc. entered into an Agreement Relating to Noncompetition and Other Covenants (the "Noncompetition Agreement"), dated as of May 7, 1999, in respect of, inter alia, the Shareholder's obligations (the "Obligations") to keep information concerning the Firm confidential, not to engage in competitive activities, not to solicit the Firm's clients or employees, and to cooperate with the Firm in maintaining certain relationships following the termination of the Shareholder's employment. In addition, the Shareholder agreed under the Plan and the Noncompetition Agreement to certain provisions regarding arbitration, choice of law and choice of forum, injunctive relief and submission to jurisdiction with respect to the enforcement of the Obligations.

                  B. The Shareholder's Pledge. Pursuant to the Noncompetition Agreement, the Shareholder agreed to pay a certain amount of liquidated damages (the "Liquidated Damages") to GS Inc. in respect of any breach by the Shareholder of certain of the Obligations set forth in the Noncompetition Agreement. As security for the timely payment of the Liquidated Damages and the performance of certain covenants and agreements of the Shareholder in a security interest agreement of even date herewith between the Shareholder and GS Inc. (the "Shareholder Security Agreement"), the Shareholder has agreed to grant a security interest to the Firm of all of the outstanding capital stock of Pledgor (except for one share of Pledgor's capital stock which shall be held by a nominee shareholder for and to the order of GS Inc. exclusively).

                  C. Pledgor's Guarantee and Pledge. Pledgor has agreed to guarantee the satisfaction of the Shareholder's obligation to pay the Liquidated Damages under the Noncompetition Agreement and the Shareholder's performance of the Covenants (as defined in the Shareholder Security Agreement). As security for the satisfaction by Pledgor of such guarantee, Pledgor has agreed to pledge to the Firm the Pledged Shares
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(as defined below) and to make certain other covenants and undertakings all as set forth herein.

                  D. Release of Original Shareholder Pledge Agreement. The Shareholder has pledged to GS Inc. shares (the "Pledged Shares") of common stock of GS Inc. ("Common Stock") pursuant to the Pledge Agreement, dated as of May 7, 1999, between GS Inc. and the Shareholder (the "Original Shareholder Pledge Agreement"). It is a condition to the release of the Pledged Shares from the lien under the Original Shareholder Pledge Agreement that the Pledgor enter into this Agreement.

                  NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                  1. Guarantee. Pledgor unconditionally and irrevocably guarantees (the "Guarantee") to GS Inc. the satisfaction by the Shareholder of the Shareholders' obligation to pay the Liquidated Damages under the Noncompetition Agreement and the Shareholders' performance of the Covenants (the Guarantee by Pledgor of the obligations of the Shareholder to pay such Liquidated Damages and to perform the Covenants are referred to herein as the "Secured Obligations"). The Guarantee is one of payment and not of collection and shall not be affected by the validity of the Secured Obligations. Pledgor hereby waives all legal and equitable defenses to the enforcement of the Guarantee.

                  2. Pledge.

                  (a) As collateral security for the full and timely performance of the Secured Obligations, Pledgor hereby delivers, deposits, pledges, transfers and assigns to GS Inc., in form transferable by delivery, and creates for the benefit of GS Inc. a perfected first priority security interest in, the Pledged Shares (and all certificates or other instruments or documents evidencing the Pledged Shares) and, except as set forth in Section 3(a), all proceeds thereof (together with any securities or property to be delivered to GS Inc. pursuant to Section 3(b) and, upon substitution or delivery in accordance with Section 2(b), any Substitute Collateral (as defined in Section 2(b)), "Pledged Securities"). Pledgor herewith delivers to GS Inc. appropriate undated security transfer powers duly executed in blank (or other documents deemed necessary or appropriate by GS Inc. to give GS Inc. control (as defined in Article 8 of the Uniform Commercial Code of the State of New York (the "UCC"))) (such transfer powers and other appropriate documents, the "Control Documents") in respect of Pledged Securities, and will deliver Control Documents for all Pledged Securities to be pledged hereunder from time to time.


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                  (b) During the term of this Agreement, Pledgor may substitute for Pledged Securities readily marketable direct obligations of the United States, any agency thereof, or any triple-A rated sovereign, shares of Common Stock, or other collateral acceptable to the Board of Directors of GS Inc. in its sole and absolute discretion (collateral other than Pledged Shares, the "Substitute Collateral") with a Fair Market Value on the date of substitution equal to or greater than the Fair Market Value on such date of the Pledged Securities to be released in exchange therefor. Upon such substitution, the Pledged Securities replaced by such Substitute Collateral shall be released from the pledge hereunder.

                  (c) If Pledgor and the Shareholder are not prohibited from doing so by the terms of the Plan, the Shareholders' Agreement, dated as of May 7, 1999, among GS Inc. and the individuals listed on Appendix A thereto, as in effect from time to time (the "Shareholders' Agreement"), the Shareholder Security Agreement, the Counterpart to the Shareholders' Agreement, dated the date hereof, to which the Pledgor is a party (the "Counterpart"), any other written agreement with GS Inc. or the Firm, or any law or regulation, Firm policy or provision of the Pledgor's organizational documents (collectively, the "Restrictions"), this Agreement shall not prohibit Pledgor from disposing of Pledged Shares; provided, that such disposition shall be made expressly subject to all of GS Inc.'s rights hereunder, that the provisions of this Agreement shall (as described in Section 2(a)) apply to all proceeds of such disposition, and that such disposition shall be permitted only if GS Inc. shall have determined that such disposition will not result in the loss for any period by GS Inc. of the perfection of its first priority security interest in such proceeds; provided, further, that the proceeds of such disposition are cash, Substitute Collateral, Tender or Exchange Offer Consideration or a combination thereof, with an aggregate Fair Market Value on the date of such disposition equal to or greater than the Fair Market Value on such date of the Pledged Shares so disposed. Pledgor shall give GS Inc. prior written notice of any proposed transaction under this Section 2(c). For purposes of this Agreement, "Tender or Exchange Offer Consideration" means the consideration issuable for Pledged Shares pursuant to any tender or exchange offer in which the Pledgor is not prohibited from participating by the Restrictions.

                  (d) For purposes of this Agreement, the "Fair Market Value" of any Pledged Security means, as of any date (1) in the case of a Pledged Security that is a share of Common Stock, the average of the daily closing prices for a share of Common Stock on the principal securities exchange or market on which the Common Stock is traded for the 20 consecutive business days before the date in question (the "Average Closing Price"); provided, however, that in connection with any taking of ownership by GS Inc. of Pledged Securities under Section 4 hereof, the Average Closing Price shall be determined as the average of the daily closing prices for a share of Common Stock on the principal securities exchange or market on which the Common Stock is traded for the 20


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consecutive business days before the date the Enforcement Notice (as hereafter defined) was given, and (2) otherwise, the fair market value thereof as determined in good faith by GS Inc. Any good faith determination by GS Inc. of the Fair Market Value of any Pledged Security will be binding on Pledgor.

                  3. Administration of Security. The following provisions shall govern the administration of Pledged Securities:

                  (a) So long as no Default Event (as defined below) has occurred and is continuing, Pledgor shall (subject to any restrictions imposed under the Shareholders' Agreement) be entitled to vote Pledged Securities and to exercise all of Pledgor's rights under the Shareholders' Agreement in respect of the Pledged Shares, and to receive and retain all regular quarterly cash dividends and, except as set forth in Section 3(b) below, other distributions thereon and to give consents, waivers and ratifications in respect thereof. As used herein, a "Default Event" shall mean (x) the failure by the Shareholder to make any payment of Liquidated Damages upon demand by GS Inc. therefor as provided in the Noncompetition Agreement, (y) the breach by the Shareholder of any of the Covenants or (z) the failure by Pledgor as guarantor to satisfy the Secured Obligations upon written demand by GS Inc.

                  (b) If Pledgor becomes entitled to receive, or receives, any certificate representing Pledged Securities (or other security that may succeed Pledged Securities or any security issued as a dividend or distribution in respect of Pledged Securities) in respect of any stock split, reverse stock split, stock dividend, spinoff, splitup, merger or other combination, exchange or distribution in connection with any reclassification, increase or reduction of capital, in each case, with respect to Pledged Securities, Pledgor agrees to accept the same as GS Inc.'s agent and to hold the same in trust on behalf of and for the benefit of GS Inc. and to deliver the same forthwith to GS Inc. in the exact form received, with the endorsement of Pledgor when deemed necessary or appropriate by GS Inc. of undated security transfer powers duly executed in blank, to be held by GS Inc., subject to the terms of this Agreement, as additional collateral security for the Secured Obligations.

                  (c) Pledgor hereby agrees that GS Inc. is authorized to hold Pledged Securities through one or more custodians. GS Inc. and its agents (and its and their assigns) shall have no obligation in respect of Pledged Securities, except to hold and dispose of the same in accordance with the terms of this Agreement. In the event that Pledgor substitutes cash for Pledged Securities as provided in Section 2(b) or 2(c), GS Inc. shall determine in its sole discretion the manner in which such cash shall be invested during the term of this Agreement.


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                  (d) Pledgor agrees with GS Inc. that: (i) Pledgor will not, and will not purport to, grant or suffer liens or encumbrances against (excluding for such purpose the Shareholders' Agreement), or except as provided in Section 2(c), sell, transfer or dispose of, any Pledged Securities other than to or in favor of GS Inc.; (ii) GS Inc. is authorized, at any time and from time to time, to file financing statements and give notice to third parties regarding Pledged Securities without Pledgor's signature to the extent permitted by applicable law, to transfer all or any part of Pledged Securities to GS Inc.'s name or that of its nominee, and, subject to the provisions of Section 3(a), to exercise all rights as if the absolute owner thereof; and (iii) Pledgor has provided GS Inc. with Pledgor's true legal name and principal residence, and Pledgor will not change Pledgor's name without 30 days' prior written notice to GS Inc.

                  (e) Subject to the earlier disposition and application of Pledged Securities pursuant to this Agreement following a Default Event, Pledged Securities shall be released from the pledge hereunder, and the lien hereby created in such Pledged Securities shall simultaneously be released, upon the earliest to occur of (i) the Shareholder's death, (ii) the expiration of the twenty-four (24) month period following the Shareholder's Date of Termination (as defined in the Noncompetition Agreement), (iii) payment in cash or other satisfaction by the Shareholder or Pledgor of all Liquidated Damages, or (iv) May 7, 2004, and all remaining Pledged Securities shall be thereupon released from the pledge hereunder and this Agreement shall terminate. Notwithstanding the foregoing, (x) no Pledged Securities shall be released from the pledge hereunder pursuant to this Section 3(e), if there are one or more pending disputes between the Shareholder or Pledgor and GS Inc. as to the occurrence of a Default Event or as to the right of GS Inc. or the Firm to exercise its remedies under this Agreement or the Noncompetition Agreement, including realization against Pledged Securities in accordance with Section 4 hereof, and this Agreement shall not terminate until the resolution of all such disputes and
(y) no Pledged Securities shall be released prior to the expiration of the term of the Covenants.

                  (f) GS Inc. shall immediately upon request by Pledgor execute and deliver to Pledgor such instruments, deeds, transfers, assurances and agreements, in form and substance as Pledgor shall reasonably request, including the withdrawal or termination of any financing statements and amendments thereto, or the filing, withdrawal, termination or amendment of any other document required under applicable law to evidence the termination of the security interest created hereunder with respect to any securities that are released from the pledge hereunder in accordance with the provisions of this Agreement.

                  4. Remedies in Case of a Default Event. If a Default Event has occurred and is continuing, GS Inc. shall have the rights and remedies of a secured party under Article 9 of the UCC. To the extent required and permitted by applicable law, GS Inc.


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will give Pledgor notice of the time and place of any public sale or of the time after which any private sale or other disposition of Pledged Securities is to be made, by sending notice at least three days before the time of sale or disposition, which Pledgor hereby agrees is reasonable. GS Inc. need not give such notice if not required by the UCC. Pledgor acknowledges the possibility that the public sale of some or all Pledged Securities by GS Inc. may not be made without a then existing and effective registration statement under the Securities Act of 1933, as amended. Pledgor acknowledges and agrees with GS Inc. that GS Inc. has no affirmative obligation to prepare or keep effective any such registration statement and agrees that at any private sale Pledged Securities may be sold at a price that is less than the price which might have been obtained at a public sale or that is less than the aggregate outstanding amount of Liquidated Damages. For so long as Pledged Securities consist of securities of a type customarily sold in a recognized market or which are the subject of widely distributed standard price quotations, GS Inc. may (but shall not be obligated to), as its remedy for a failure by the Shareholder to pay Liquidated Damages, purchase such number of Pledged Securities as are necessary (based upon the Fair Market Value thereof) to satisfy the then unpaid portion of Liquidated Damages (by reducing the then unpaid Liquidated Damages by an amount equal to the Fair Market Value of the Pledged Securities purchased and without payment of any cash consideration) by giving written notice to such effect to Pledgor (the "Enforcement Notice"). Effective upon the giving of the Enforcement Notice, and without further action on the part of the parties to this Agreement, GS Inc. shall be deemed to have (1) purchased the lesser of (A) all Pledged Securities or (B) such whole number of Pledged Securities as has a Fair Market Value at least equal to the then unpaid Liquidated Damages; and (2) received proceeds in the amount of the Fair Market Value of such Pledged Securities and applied such proceeds to the payment of any then unpaid Liquidated Damages. Any excess net proceeds from the deemed sale of such Pledged Securities will continue to be held as Pledged Securities under this Agreement until released in accordance with Section 3(e). Nothing in this Agreement, however, shall require the Firm to purchase Pledged Securities in accordance with this Section 4 in order to satisfy Pledgor's obligation to pay Liquidated Damages.

                  5. Pledgor's Obligations Not Affected. Except as provided in
Section 10(b), the obligations of Pledgor under this Agreement shall remain in full force and effect without regard to, and shall not be impaired or affected by (a) any subordination, amendment or modification of or addition or supplement to this Agreement, the Noncompetition Agreement, the Shareholder Security Agreement, the Plan or any assignment or transfer thereof; (b) any exercise or non-exercise by GS Inc. of any right, remedy, power or privilege under or in respect of this Agreement, the Noncompetition Agreement, the Shareholder Security Agreement, the Plan or any waiver of any such right, remedy, power or privilege; (c) any waiver, consent, extension, indulgence or other action or inaction in respect of this Agreement, the Noncompetition Agreement, the Shareholder Security Agreement, the Plan or any assignment or transfer of any thereof;


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(d) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like, of GS Inc., whether or not Pledgor shall have notice or knowledge of any of the foregoing; (e) any substitution of collateral pursuant to Sections 2(b) or 2(c); or (f) any other act or omission to act or delay of any kind by Pledgor, GS Inc. or any other person or any other circumstance whatsoever which might, but for the provisions of this clause (f), constitute a legal and equitable discharge of Pledgor's obligations hereunder.

                  6. Attorneys-in-Fact. Each of GS Inc. and the General Counsel of GS Inc. from time to time, acting separately, are hereby appointed the attorneys-in-fact of Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that GS Inc. reasonably may deem necessary or advisable to accomplish the purposes hereof, which appointments as attorneys-in-fact are irrevocable as ones coupled with an interest.

                  7. Termination. As and to the extent set forth in Section 3(e) hereof, this Agreement shall terminate and GS Inc. shall return to Pledgor the remaining Pledged Securities, except as otherwise provided in such Section.

                  8. Notices. All notices or other communications required or permitted to be given hereunder shall be delivered to GS Inc. at its principal executive office directed to the attention of its General Counsel, and to Pledgor at the address set forth in Annex A hereto.

                  9. No Third Party Beneficiaries. Except as expressly provided herein, this Agreement shall not confer on any person other than the Firm and Pledgor any rights or remedies hereunder.

                  10.  Miscellaneous.

                  (a) This Agreement, Section 8 of the Noncompetition Agreement, the Counterpart, the Written Consent, dated the date hereof, to which Pledgor and the Shareholder are parties, the Shareholder Security Agreement and the Guidelines to Documentation for Non-U.S. Corporations, dated June 16, 2000, contain the entire understanding and agreement between Pledgor and GS Inc. with respect to the matters expressly covered therein and supersede any other agreement, written or oral, pertaining to such matters.

                  (b) This Agreement may not be amended or modified other than by a written agreement executed by Pledgor and GS Inc. or its successors, nor may any provision hereof be waived other than by a writing executed by Pledgor or GS Inc. or its successors; provided, that any waiver, amendment or modification of any of the


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provisions of this Agreement will not be effective against the Firm without the written consent of the Chief Executive Officer of GS Inc. or its successors, or such individual's designee. Pledgor may not, directly or indirectly (including by operation of law), assign Pledgor's rights or obligations hereunder without the prior written consent of the Chief Executive Officer of GS Inc. or its successors, or such individual's designee, and any such assignment by Pledgor in violation of this Agreement shall be void. This Agreement shall be binding upon Pledgor's permitted successors and assigns. Without impairing Pledgor's obligations hereunder, GS Inc. may at any time and from time to time assign its rights and obligations hereunder to any of its subsidiaries or affiliates (and have such rights and obligations reassigned to it or to any other subsidiary or affiliate). This Agreement shall be binding upon and inure to the benefit of the Firm and its assigns.

                  (c) If any provision of this Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

                  (d) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, AND SHALL BE SUBJECT TO THE PROVISIONS OF SECTIONS 9, 10 AND 11 OF THE NONCOMPETITION AGREEMENT.

                  (e) The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed and delivered on the date first above written.


                                        THE GOLDMAN SACHS GROUP, INC.


                                        By:________________________________




                                        ___________________________________
                                           (Print Name of Corporation)

                                        By:________________________________
                                             Name:
                                             Title:


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                                                                         Annex A

Address of Corporation:


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